November 14, 2018

Kori L. Ogrosky
Executive Vice President, General Counsel and Corporate Secretary
PACWEST BANCORP
9701 Wilshire Boulevard, Suite 700
Beverly Hills, CA 90212

       Re: PACWEST BANCORP
           Registration Statement on Form S-4
           Filed November 8, 2018
           File No. 333-228275

Dear Ms. Ogrosky:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Jessica Livingston at 202-551-3448 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of Financial
Services